UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 17, 2008

3M COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

File No. 1-3285	41-0417775
(Commission File Number)	(IRS Employer Identification No.)

3M Center, St. Paul, Minnesota	55144-1000
(Address of Principal Executive Offices)	(Zip Code)

(651) 733-1110

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(e) Compensatory Arrangement of Certain Officers

On December 17, 2008, 3M Company entered into an amendment to the Company’s employment agreement with its Chairman, President and Chief Executive Officer (George Buckley).  This amendment makes several technical changes which are designed to make the employment agreement comply with the requirements of section 409A of the Internal Revenue Code of 1986.

In addition, the amendment to Mr. Buckley’s agreement makes the following changes: (1) changes the method of paying the supplemental retirement benefits provided under such agreement from a lump sum to an annuity payable over his lifetime (or, if he so elects, over his lifetime and the lifetime of a joint annuitant), along with the possibility of making a single final payment following Mr. Buckley’s death (or after the death of Mr. Buckley and his joint annuitant) if the payments received prior to his death (or their deaths) are less than the actuarially equivalent lump sum value of the annuity determined at the time payments commence; (2) permits the Company to deliver post-retirement benefit coverage to Mr. Buckley in an alternative method if doing so through the Company’s post-retirement benefit plans would jeopardize the tax-qualified status of such plans; and (3) provides for the delivery to Mr. Buckley of shares of 3M common stock within 15 days following the vesting of the restricted stock units granted to him at the time his employment with the Company commenced (except as required by section 409A), but prohibits the sale or other disposition of such shares (after payment of withholding taxes) prior to the termination of his employment without the consent of the Compensation Committee of the Board of Directors.

A copy of this amendment is included as Exhibit 10.1 to this report and incorporated by reference into this Item 5.02.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Amendment to Employment Agreement between George W. Buckley and 3M Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

3M COMPANY

By:	/s/ Gregg M. Larson
Gregg M. Larson,
Deputy General Counsel and Secretary

 Dated: December 17, 2008